EXHIBIT 10.18

SEVERANCE AGREEMENT AND GENERAL RELEASE

Astra Space, Inc., its affiliates, subsidiaries, divisions, successors and assigns, including Astra Space Operations, Inc. and their current and former employees, officers, directors and agents (collectively the “Employer”), and Kelyn J. Brannon, her heirs, executors, administrators, successors, and assigns (collectively “Employee”), agree that:

1.
Last Day of Employment. Employee’s last day of employment with Employer is November 9, 2022 (the “Last Day of Employment”) and such Last Day of Employment shall be the effective date of the termination of Employee’s employment with the Employer for purposes of the Employment Agreement between Employee and Employer, dated February 1, 2021 (as amended) (the “Employment Agreement”). Employer and Employee agree that the termination of Employee’s employment relationship with Employer was mutual.

2.
Consideration. In consideration for signing the Severance Agreement and General Release and complying with the promises made in it, and provided that Employee signs the Severance Agreement and General Release further provided that Employee signs this General Release and Separation Agreement and does not exercise her right to rescind any portion of it as set forth in Paragraph 6 below, and further conditioned upon Employee’s ongoing compliance with and performance of all of her commitments in this General Release and Separation Agreement (including those obligations reaffirmed under Paragraph 8 and as set forth in Paragraphs 9, 11 and 12) and any agreement identified in Paragraph 22, Employer agrees to provide Employee the following severance benefits (collectively, the “Severance Benefits”):

a.
Employer shall pay Employee $400,000 less applicable withholdings and deductions (the “Severance Pay”), which shall be paid in two installments. The first installment of Severance Pay in the amount of $300,000, will be made on the first payroll date following the expiration of the Rescission Period. The second payment of Severance Pay in the amount of $100,000 will be made on March 31, 2023.

b.
Employer shall pay on Employee’s behalf the Employer portion of the premium for health insurance through the earlier of (i) March 31, 2024, or (ii) the date that Employee becomes eligible for health insurance coverage under the group health plans of another employer, and, in the case of both clause (i) and (ii), provided that Employee timely elects continuation coverage under COBRA.

c.
Employer shall accelerate the vesting of 996,826 restricted stock units promptly following the expiration of the Rescission Period, and shall issue that number of shares of Class A common stock of the Employer net of any shares sold to cover Employee’s tax withholding obligations.

3.
No Consideration Absent Execution of the Agreement. Employee understands and agrees that she is not otherwise entitled to the Severance Benefits and thus would not receive the Severance Benefits, except for her execution of the Severance Agreement and General Release and the fulfillment of the promises contained in it.

4.
Release of Claims. Employee Release of Claims. Except as stated below, Employee knowingly and voluntarily releases and forever discharges Employer of and from any and all claims, known and unknown, Employee has or may have against Employer as of the Last Day of Employment, including, but not limited to, the following:

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a.
Any and all claims for additional employment, compensation, benefits or payments of any sort;

b.
Any and all claims for any alleged violation of (i) the National Labor Relations Act, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991; (iv) 42 U.S.C §§ 1981-1988, as amended; (v) the Age Discrimination in Employment Act; (vi) the Workers Adjustment and Retraining Notification Act, as amended; (vii) the Older Workers’ Benefit Protection Act; (viii) the Family and Medical Leave Act of 1993; (ix) the Employee Retirement Income Security Act of 1974, as amended; (x) the Immigration Reform Control Act, as amended; (xi) the Americans with Disabilities Act of 1990, as amended; (xii) the Rehabilitation Act of 1973; (xiii) the Equal Pay Act of 1963, as amended; (xiv) the Occupational Safety and Health Act, as amended; (xv) the Consolidated Omnibus Budget Reconciliation Act of 1985, 26 U.S.C. § 4980B; (xvi) the California Fair Employment and Housing Act, Cal. Gov. Code § 12900, et seq.; (xvii) the California Moore-Brown-Roberti Family Rights Act, Cal. Govt. Code § 12945.2, et. seq.; (xviii) the California Unruh Civil Rights Act, Cal. Civ. Code § 51, et seq.; (xix) Cal. Lab. Code §§ 1101, 1102, et seq. (prohibiting discrimination based on sexual orientation, political activities of employees, and retaliation for reporting or refusing to participate in illegal acts); (xx) the California AIDS testing and confidentiality law, Cal. Health & Safety Code § 120975, et seq.; (xxi) the California Confidentiality of Medical Information Act, Cal. Civ. Code § 56, et seq.; (xxii) the California smokers' rights law, Cal. Lab. Code § 96(k); (xxiii) the California parental leave for school visits law, Cal. Lab. Code § 230.7-230.8; (xxiv) the California Apprentice Labor Standards Act, Cal. Lab. Code § 3070, et seq.; (xxv) the California Wage Payment Law, Cal. Lab. Code § 200, et seq.; the California Equal Pay Act, Cal. Lab. Code § 1197.5, et seq.; (xxvi) the California military personnel bias law, Cal. Mil. & Vet. Code § 394, et seq.; (xxvii) the California electronic monitoring of employees law, Cal. Lab. Code § 435, et seq.; (xxviii) the California Occupational Safety and Health Act, Cal. Lab. Code § 6300, et seq., and other occupational health laws; (xxix) the California consumer reports discrimination law, Cal. Civ. Code § 1786.10, et seq.; (xxx) the California domestic violence victim employment leave act, Cal. Lab. Code § 230.1; (xxxi) the California voting leave law, Cal. Elec. Code § 14000 et seq.; (xxxii) statutory provisions regarding retaliation/discrimination for filing a workers’ compensation claim, Cal. Lab. Code § 132a; (xxxiii) the wage-hour and wage payment laws of any federal, state or local statute, ordinances, regulations or common law of any state (including the state of California); (xxxiv) any and all federal, state and local “whistleblower” or similar public policy or other anti-retaliation statutes (including those in the state of California); (xxxv) any and all other actions for “retaliatory treatment” under California or other federal, state or local laws; (xxxvi) California Labor Law 2751 Contract involving commissions; Duties of the employer; and (xxxvii) the Families First Coronavirus Response and other applicable federal and state laws providing employee rights related to the coronavirus pandemic;

c.
Any and all statutory or common law claims for failure to pay wages, waiting time or other penalties; assault, battery, defamation; libel; slander; reprisal; retaliation; negligent or intentional infliction of emotional distress; negligent hiring or retention; breach of oral or written, express or implied contract; misrepresentation; violation of Employer policies, personnel manuals or employee handbooks; violation of public policy; promissory estoppel; fraud; wrongful discharge; tortious interference with contract; breach of covenant of good faith and fair dealing; invasion of privacy; or any other theory, whether legal or equitable related to the Employee’s employment or termination thereof with Employer;

d.
Any and all claims related to the forfeiture of any vested stock options in Employee as set forth in Paragraph 10 of the Severance Agreement and General Release;

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e.
Any and all claims to any non-vested ownership interest in Employer, contractual or otherwise, including any unvested stock options or unvested restricted stock units that may have been granted during the course of Employee’s employment, except to the extent accelerated by virtue of the Severance Agreement and General Release;

f.
Any and all claims arising out of the execution, performance, or termination of any employment agreement or any other agreement or contract of any kind with Employer; provided, however, that all rights pursuant to the Severance Agreement and General Release and the Indemnification Agreement between Employer and Employee dated June 30, 2021 (the “Indemnification Agreement”) are exempted from the release of claims;

g.
Any and all other tort, contract, or employment-related claims which Employee had, has or may have against Employer, including any and all other claims arising under the common law, whether state or federal, or any other action, based upon any conduct occurring up to and including the Last Day of Employment;

h.
Any claims for reimbursement of any tax or other liability that Employee had in respect to any vested or unvested ownership of the Company; and

i.
Any and all claims for compensatory damages, liquidated damages, punitive damages and for costs, fees, or other expenses, including attorneys’ fees, costs and disbursements incurred in these matters.

Employee agrees and understands that she is fully and finally releasing all past, present and future claims, and that the Severance Agreement and General Release includes the release of any claims which Employee now has or might have in the future as a result of past events, even if she does not know of them at the time she signs the Severance Agreement and General Release, except as provided immediately below in the next paragraph. Further, Employee hereby waives and assumes the risk of any and all claims for damages which exist as of the date she signs the Severance Agreement and General Release of which she does not know, whether through ignorance, error, oversight, negligence or otherwise, and which if known, would materially affect her decision to enter the Severance Agreement and General Release.

Employee’s release of claims is not intended to waive her rights, if any, to claim the following: unemployment benefits; benefits under The Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or other state insurance continuation rights, including premium assistance under the American Rescue Plan Act of 2021; or vested benefits under any applicable qualified or nonqualified benefit plans or any claims under this Severance Agreement and General Release or for indemnification by the Company, including under the Indemnification Agreement. Employer reserves any and all defenses and/or offsets, if any, which it has or might have against any claims that Employee makes with respect to any of the above claims.

5.
California Civil Code Section 1542 Waiver. To effect a full and complete release as described above, Employee expressly waives and relinquishes all rights and benefits afforded by California Civil Code § 1542 (“Section 1542”), and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Employee understands and acknowledges that her waiver under Section 1542 extends to all persons and entities of Employer, defined above. Section 1542 of the Civil Code of the State of California states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO

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EXIST IN HIS/HER OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM/HER OR HER MUST HAVE MATERIALLY AFFECTED HIS/HER OR HER SETTLEMENT WITH THE DEBTOR.

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the parties, Employee expressly acknowledges that the Severance Agreement and General Release is intended to include in its effect, without limitation, all claims not known or suspected to exist in her favor at the time of signing the Severance Agreement and General Release, subject to the limitations set forth in Paragraph 4 above, and that the Severance Agreement and General Release contemplates the extinguishment of any such claim or claims which she has or may have against the Employer. Employee knows of no actions at law or in equity nor administrative proceedings currently pending, which concern allegations based on or related to Employee’s employment with or separation from employment with Employer.

Employee warrants that she has read the Severance Agreement and General Release including the waiver of Section 1542, and that she has consulted counsel about the Severance Agreement and General Release and specifically about the waiver of Section 1542, and that Employee understands the Severance Agreement and General Release and the Section 1542 waiver, and so freely and knowingly enters into the Severance Agreement and General Release. Employee acknowledges that she may hereafter discover facts different from or in addition to those she now knows or believes to be true regarding the matters released or described in the Severance Agreement and General Release, and she agrees that the releases and agreements contained in the Severance Agreement and General Release shall be and will remain effective in all respects notwithstanding any later discovery of any such different or additional facts. Employee hereby assumes any and all risk of any mistake in connection with the true facts involved in the matters, disputes, or controversies described in the Severance Agreement and General Release or with regard to any facts which are now unknown to her relating to such matters, disputes or controversies.

6.
Consideration Period; Revocation Rights; Voluntary Agreement. Employee understands and agrees that the general release contained in the Agreement releases all claims Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990 (“OWBPA”), and that Employee received consideration beyond that to which Employee was previously entitled in exchange for the Agreement and Release. The OWBPA provides that an individual cannot waive a right or claim under the ADEA, unless the waiver is knowing and voluntary. The Employee has been advised of these laws, and has signed the Agreement and General Release of claims voluntarily and with full knowledge of its consequences. In addition, Employee acknowledges and agrees as follows:

a.
The release provisions in the General Release apply to any and all rights, which Employee ever had, now has or may have under ADEA, OWBPA, and all other laws dealing with age discrimination. Employee understands the means that, among other things, she is waiving her rights, if any, to seek recovery for any alleged damages arising out of any type of claims for age discrimination against Employer with the Equal Employment Opportunity Commission, any state or local human rights agency, or any state or federal court.

b.
Employee understands that she has been given at least twenty-one (21) days from the date of receipt of the Severance Agreement and General Release to consider whether to sign it, and that she may not sign it until after the termination of her employment. Employee has been advised to consult with legal counsel of her choice, and has had an opportunity to do so. If Employee chooses to sign the Severance Agreement and General Release before twenty-one (21) days have passed, Employee understands that it is her voluntary decision to sign the Severance Agreement

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and General Release early, and that Employer has made the full twenty-one (21) days available for Employee to consider the Severance Agreement and General Release. Employee further acknowledges that any changes made to the Severance Agreement and General Release do not restart the running of the 21-day review period.

c.
Employee acknowledges and agrees that Employer did not have a prior duty to pay or provide the Employee the Severance Benefits, and that the Severance Benefits is being paid or provided to Employee in exchange for the Severance Agreement and General Release. Employee is voluntarily signing the Severance Agreement and General Release in order to receive the Severance Benefits.

Employee agrees and understands that she has a legal right to revoke her release of claims arising under the ADEA at any time within seven (7) days after she signs the Severance Agreement and General Release. If Employee wishes to so revoke, she must do so in writing, by hand delivery, mail or email during the seven-day revocation period, addressed as follows:

Carla Supanich

Astra Space, Inc.

1900 Skyhawk St.

Alameda, California 94501

carla@astra.com

Employee also understands, however, that if she revokes her release of claims arising under the Age Discrimination in Employment Act, she will no longer be eligible to receive the Severance Benefits.

7.
Affirmations. Employee represents and warrants that she has not filed or caused to be filed and is not a party to any complaint, charge, or claim against Employer with any local, state, or federal agency, court, board, office or other forum or entity regarding claims released in the Severance Agreement and General Release. Employee further agrees not to seek to set aside or avoid enforcement of the Severance Agreement and General Release or bring any lawsuit in any court against the Employer. Employee agrees that she will not voluntarily aid, assist, or cooperate with anyone who has a claim against Employer, or with any such person’s attorneys or agents, in any claim or lawsuit which such person(s) may bring against Employer. Nothing in the Severance Agreement and General Release, however, prevents Employee from testifying at an administrative hearing, arbitration, deposition, or in court, in response to a lawful and properly served subpoena in a proceeding involving Employer, nor does it prevent Employee from participating in an EEOC investigation or proceeding (although Employee is waiving her right to recover individual relief or money damages in connection with any such EEOC proceeding). Employee further affirms that she has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, paid time off, vacation, and/or benefits to which she may be entitled, has otherwise been paid for all hours worked and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions, paid time off, vacation and/or benefits are due to her, except the Severance Benefits provided in the Severance Agreement and General Release. Employee furthermore affirms that she has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or applicable California leave laws. Employee further affirms that she has no future legal right to be hired, employed, or reinstated by Employer, and waives any and all claims, if any, which she may have for reinstatement or future employment with Employer. Employee understands and acknowledges that Severance Benefits will fully compensate Employee for and extinguish any and all of the claims Employee is releasing, including, but not limited to, any claim for attorney’s fees and costs and any and all claims for any type of legal or equitable relief she may have under local, state or federal law.

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8.
Reaffirmation of Obligations under Prior Agreements. Employee reaffirms her continuing obligations under Section 3 of the Employment Agreement for the period set forth in Section 3 of the Employment Agreement and confirms that such obligations survive the Last Day of Employment and are continuing and binding on her as if fully set forth in the Severance Agreement and General Release.

9.
Non-Disparagement. Employee will not, directly or indirectly, disparage or criticize the Employer or any of its Affiliates, their respective businesses, management, employees, officers, directors, customers, products, or services and the Employee will not do or say anything that could disrupt the good morale of the employees of the Employer or any of its Affiliates or harm the interests or reputation of the Employer or any of its Affiliates. The Employer will not disparage or criticize the Employee in authorized public statements, and will instruct its Section 16 officers and directors not to, directly or indirectly, disparage or criticize the Employee to any Person. For this purpose, “Affiliate” means any Person “controlling,” “controlled by” or “under common control” with the Employer, where “control,” in each instance, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, management authority or otherwise., and “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than Employer, its Affiliates, its directors, officers or current or former employees. Nothing in this Section 9 shall prevent either Employee or Employer or Employer’s directors or Section 16 officers from making truthful statements as required in a legal proceeding or under applicable law.

10.
Vested and Unvested Stock Options. Employee hereby forfeits 2,309,935 vested and unvested options to purchase shares of Class A common stock of the Employer as of the Last Day of Employment and further confirms that all other unvested stock options and restricted stock units granted to her during her employment are forfeited as of the Last Day of Employment. Employee confirms that this forfeiture is knowing and voluntary and is in exchange for the other Severance Benefits and agreements of Employer set forth in the Severance Agreement and General Release.

11.
Transition Services. Employee agrees that following the Last Day of Employment and through March 31, 2023, Employee agrees to be reasonably available to respond to emails, telephone calls and inquiries from and otherwise meet with the Employer regarding her job duties, her work responsibilities and other matters over which she had knowledge or authority to assist with the transition of her role as chief financial officer. Employee shall promptly respond to such telephone calls, emails and other inquiries. Employee will be paid no separate remuneration for these transition services. In addition, Employee shall reasonably assist Employer in transferring any authority over business accounts, including bank accounts, to individuals directed by Employer.

12.
Cooperation with Current and Potential Future Litigation. addition, Employer will cooperate with Employer and its attorneys, including Katten Muchin and Cozen O’Connor, among others, in connection with all litigation matters existing as of the Last Day of Employment, as well as any litigation or proceedings arising out of or relating to matters in which Employee was involved while employed with Employer, and Employer agrees that it will provide you reasonable advance notice and shall use commercially reasonable efforts to ensure that such requests for cooperation do not unduly interfere with Employee’s other commitments. Employee’s cooperation shall include, without limitation, providing assistance to the Company, its attorneys, experts, consultants and other advisors, being available for interviews and fact investigations and providing truthful testimony in pre-trial hearings, during discovery, at trial and in connection with other hearing, without requiring service of a subpoena or other legal process and to voluntary provide to Employer any employment-related documents in Employee’s possession or control. Employer will reimburse Employee for reasonable and pre-approved travel expenses in connection

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with such cooperation in accordance with the Employer’s applicable expense reimbursement policy, then in effect.

13.
Reaffirmation of Indemnification Obligations. Employer reaffirms its obligations to indemnify Employee pursuant to the terms and requirements of the Indemnification Agreement, applicable Delaware law and the Employer’s governance documents. Employer will keep Employee reasonably apprised of the status of any existing or new litigation to which she is a party and shall promptly respond to her inquiries related to such existing or new litigation.

14.
Return of Property. Employee certifies that she has returned to Employer all property belonging to Employer, including but not limited to any and all keys, keycards, files, hard-copy documents, documents and information stored in electronic files, USB drives, Covid Cue readers or other testing devices, other electronic media, equipment, software, other Employer records and any and all copies of such Employer information and property, both electronic and hard copy.

15.
Confidentiality. Employee agrees not to disclose any information regarding the existence or substance of the Severance Agreement and General Release, except to her spouse, tax advisor, and an attorney with whom Employee chooses to consult regarding her consideration of the Severance Agreement and General Release.

16.
Governing Law and Interpretation. The Severance Agreement and General Release shall be governed under the laws of the State of California, without reference to its conflicts of law principles and except to the extent it is pre-empted by federal law. Should any provision of the Severance Agreement and General Release be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of the Agreement.

17.
No Admission of Wrongdoing. Employee agrees that neither the Severance Agreement and General Release nor the furnishing of the Severance Benefits shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

18.
Amendment. The Severance Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to the Severance Agreement and General Release.

19.
Counterparts and Facsimile Signature. The Severance Agreement and General Release may be executed in counterparts and shall be deemed fully executed when each party has signed and transmitted a counterpart to the other. All counterparts taken together shall constitute a single agreement. A facsimile signature shall have the same force and effect of an original signature.

20.
Enforcement. In the event of a party’s material breach of the Severance Agreement and General Release, the non-breaching party may initiate action seeking any and all appropriate sanctions, damages, and remedies, including, but not limited to, injunctive or other equitable relief, damages, attorneys’ fees, costs and interest. In any such action, the prevailing party shall be entitled to recovery of reasonable attorneys’ fees.

21.
Entire Agreement. The Severance Agreement and General Release sets forth the entire agreement between the parties, and fully supersedes any prior agreements or understandings between them except as set forth in Paragraph 22. Employee acknowledges that she has not relied upon any statements, representations, promises or agreements of any kind made by Employer or its

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attorneys, written or oral, in connection with her decision to accept the Severance Agreement and General Release, other than the statements and representations that are explicitly set forth in the Severance Agreement and General Release, and any employee benefit plans sponsored by Employer in which Employee is a participant.

22.
Surviving Agreements. Nothing in the prior paragraph (21. Entire Agreement) shall affect Employee’s obligations owed to Employer under any confidentiality, invention assignment or other similar agreements, all of which survive the Severance Agreement and General Release and remain in full force and effect. Notwithstanding the foregoing, nothing in the Severance Agreement and General Release is intended to penalize, prevent, hinder, or discourage any disclosure protected by that 18 U.S.C. § 1833(b). Employee understands that Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal as required under 18 U.S.C. § 1833(b).

PLEASE READ THIS SEVERANCE AGREEMENT AND GENERAL RELEASE CAREFULLY BEFORE SIGNING. THIS SEVERANCE AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS EMPLOYEE MAY HAVE AGAINST EMPLOYER.

HAVING ELECTED TO EXECUTE THIS SEVERANCE AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES AND TO RECEIVE THE SEVERANCE BENEFITS, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS SEVERANCE AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS SHE HAS OR MIGHT HAVE AGAINST EMPLOYER.

[Remainder of the page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed the Severance Agreement and General Release as of the date set forth below:

/s/ Kelyn J. Brannon

KELYN J. BRANNON

Date: November 10, 2022_________________

ASTRA SPACE, INC.

/s/ Chris Kemp

By: Chris Kemp

Its: Chief Executive Officer

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